EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued (i) our report dated February 27, 2009, (September 9, 2009 as to the subsidiary guarantor disclosure in Note Q), with respect to the consolidated financial statements of Concho Resources Inc. and subsidiaries (the “Company”) included in the Company’s Current Report on Form 8-K dated September 9, 2009 and (ii) our report dated February 27, 2009 with respect to the effectiveness of the Company’s internal controls over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in the Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
September 9, 2009